Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement, as amended (Form S-8 333-107766), pertaining to securities offered under the 2002 Employee Stock Option Plan of Siliconware Precision Industries Co., Ltd. of our report dated February 18, 2005 (except for the information in note 28 for which the date is April 13, 2005), with respect to the consolidated financial statements of Siliconware Precision Industries Co., Ltd. and its subsidiaries included in the Annual Report (Form 20-F) for the year ended December 31, 2004.

Taichung, Taiwan

Republic of China

June 9, 2005